Exhibit 10.40
May 2, 2025
Mr. Todd Sutherland
Dear Todd:
The purpose of this letter (the “Agreement”) is to confirm our agreement with respect to the terms of your employment by James River Management Company, Inc. (“JRMC”) and James River Insurance Company (“JRI”) (and with JRMC, the “Company”). In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:
ARTICLE I
Employment and Term
Effective as of May 5, 2025 (the “Effective Date”), the Company agrees to employ you (“Executive”) as its President, and Executive hereby accepts such employment on the terms hereinafter set forth. Executive acknowledges that this promotion, Executive’s continued employment with the Company, the incentive awards described herein, the opportunity for severance pay under the circumstances described herein, and the other consideration described herein constitute sufficient consideration for Executive’s agreement to (among other things) the restrictive covenants in this Agreement. The initial term of this Agreement shall commence as of the Effective Date and end on June 30, 2026 , subject to the termination provisions of Article VII. The term of this Agreement shall thereafter be automatically renewed for additional one (1)-year periods unless written notice to the contrary shall be given by either party to the other not fewer than sixty (60) days prior to the end of the initial or any renewal term, that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Article VII. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”
ARTICLE II
Compensation
2.1    Salary. Executive shall be paid a base salary of four hundred thousand dollars ($400,000) per year, payable in periodic installments by the Company in accordance with its normal payroll practices and subject to future increases from time to time as determined by the Company in its sole discretion.

2.2    Short-Term Incentive Plan. For each fiscal year of the Company during the Term in which Executive is employed by the Company, Executive shall be eligible to participate in any short-term incentive plan (“STIP”) as the Board of Directors (the “Parent Board”) of James River Group Holdings, Ltd. (“Parent Company” or “Holdings”), in its discretion, may adopt from time to time for eligible employees of the Company Group (as defined below). The target STIP award for any fiscal year during the Term shall be 100% of Executive’s base salary for such year. Any award payable under the STIP shall be paid on a date determined in accordance with the terms of the STIP, and shall be subject to Executive’s continued employment through the payment date unless otherwise provided in the STIP. Notwithstanding the foregoing, for fiscal year 2025, (a) the target STIP award for the time period of January 1, 2025, through May 4, 2025, shall be 50% of Executive’s base salary during such time period and shall be prorated for such time period based on the ratio of 123/365, and (b) the target STIP award for the time period May 5, 2025, through December 31, 2025, shall be 100% of Executive’s base salary reflected in Section 2.1 and shall be prorated for such time period based on the ratio of 242/365.
2.3    Long-Term Incentive Plan.
(a)For each fiscal year of the Company during the Term in which Executive is employed by the Company, Executive shall be eligible to participate in any long-term incentive plan (“LTIP”) of the Company Group as adopted by the Parent Board from time to time. Executive’s target LTIP award for any fiscal year during the Term shall be 100% of Executive’s base salary for such year.
(b)In addition, subject to the approval of the Parent Board, Executive will receive a one-time award of RSUs of the Parent Company under the LTIP with a grant date value of $250,000, with the number of RSUs valued based on the closing price of the Parent Company’s publicly traded common stock on the grant date. This award shall vest annually, in three equal installments, over a three-year period from the grant date, subject to Executive’s continued employment on each vesting date.
(c)All awards under the LTIP shall be subject to the terms and conditions (including vesting provisions, as applicable) of the LTIP and any form of award agreement thereunder.
2.4    Vacation, Benefits. During the Term Executive shall also be entitled to participate in all Company employee benefit plans in accordance with the terms of such plans, and to other fringe benefits generally available to United States-based executive employees of the Company Group, in each case which may be modified or withdrawn from time to time in the Company’s sole discretion, including:
(a)a total of twenty-two (22) days of paid vacation days per annum, which will be prorated for the last year of the Term and shall be subject to the Company’s policy governing paid vacation days; and

(b)business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures. The amount of expenses eligible for reimbursement during any tax year shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than six (6) months from the date of incurrence.
2.5    Clawback. Executive acknowledges and agrees that to the extent required by applicable law or written company policy adopted by the Parent Board to implement the requirements of such law (including, without limitation, Section 304 of the Sarbanes Oxley Act, Section 954 of the Dodd Frank Act, SEC regulations issued pursuant to Section 954 of the Dodd Frank Act and listing rules of the Nasdaq Global Select Market adopted thereunder), any bonus, equity awards, and other incentive compensation shall be subject to any clawback, recovery, forfeiture, recoupment or similar requirement as the Parent Board may determine in its sole discretion is necessary or desirable to implement such law, policy or stock exchange listing requirement.
2.6    Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required federal, state and local withholdings and deductions, and such deductions as Executive may instruct the Company to take that are authorized by applicable law.
ARTICLE III
Duties
Executive shall perform all duties normally associated with the position of President of the Company. In his capacity as President of the Company, Executive shall report directly to the Chief Executive Officer of Parent Company. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Company Group adopted by the Parent Board. Executive’s duties as President, will be performed primarily from Virginia; provided, however, that the foregoing duties may be performed in locations other than the aforementioned location if the business of the Company so requires, but at all times Executive shall comply with the operational guidelines of Parent Company and the Company with respect to the scope of duties and activities to be performed in Bermuda and the United States, as in effect from time to time. Executive represents that he is able and willing to engage in travel to Bermuda and other international travel as is necessary to the business interests of the Company Group.

ARTICLE IV
Confidential Information, Other Company Property, Executive Personal Electronic
Equipment and Accounts, and Disparagement
4.1    Non-Disclosure. Executive will not at any time during the Term or thereafter reveal, divulge, or make known to any person, firm, or corporation or use for personal benefit or the benefit of others (except Parent Company and any of its direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and all of the foregoing, the “Company Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of employment. For the purposes of this Section 4.1 confidential and proprietary information (“Confidential Information”) shall be defined to mean all confidential (a) historical and pro forma projections of loss ratios incurred by the Company Group; (b) historical and pro forma actuarial data relating to the Company Group; (c) historical and pro forma financial results, revenue statements, and projections for the Company Group; (d) information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (e) information relating to Company Group’s unique underwriting approach; (f) information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (g) business plans; (h) other information relating to the financial, business, or other affairs of the Company Group including their customers; (i) information about any shareholder of Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his position with the Company; (j) information about any employee of the Company Group; (k) the name or names of any Customers (as defined below); and (l) any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group. However, this Section 4.1 shall not apply to the extent Executive demonstrates that: (i) the same information was known to the public prior to its disclosure to Executive; (ii) the same information is or becomes generally available to the public and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use, re-creating (e.g., through memory), or disclosure by, Executive or anyone working in concert or participation with Executive; or (iii) Executive has obtained the information properly, from a source that was free to disclose it, and under circumstances such that Executive neither knew nor had reason to know that such information had been acquired, used, or disclosed improperly.
4.2    Protection of Third Parties’ Information. Each of Executive’s obligations in this Article IV shall also apply to all confidential and trade secret information learned or acquired by Executive, as a result of Executive’s employment with the Company Group, from or about others with whom the Company Group has, had, or contemplated having a business relationship.

4.3    Return of Property, Confidential Information. Executive shall deliver promptly to the Company or the Company’s designee, at any time upon the Company’s request, all property of the Company Group, including, without limitation, (a) all Confidential Information (including all copies thereof, regardless of the medium in which such information may be stored), (b) all Company computers, smartphones, cell phones, pagers, tablets, and any other electronic communication and/or memory devices (the “Company Devices”), and (c) all other Company equipment, tools, keys, and key cards. Executive agrees not to alter, transfer, delete, or destroy (as applicable) any Confidential Information or Company Devices prior to delivering the same to the Company. To the extent any Confidential Information is stored on any personal device or in any medium over which Executive has control, including, without limitation, in any personal cloud-based storage system or on any personal computer, personal data assistant, personal smartphones, personal cell phones, personal pagers, personal tablets, or any other personal electronic communication and/or memory devices, Executive agrees to permit the Company and any Affiliate to take possession of and/or have access to (as applicable) such devices and Confidential Information at the end of the Term or at any other time upon the Company’s request for purposes of locating, extracting, and/or deleting such Confidential Information, and Executive shall provide the Company and any Affiliate any passwords or other credentials needed for the Company and any Affiliate to locate, extract, and/or delete such Confidential Information. For the avoidance of doubt, nothing herein alters any Company policy regarding the appropriate devices, databases, and cloud storage services on which Confidential Information may be accessed and stored.
4.4    Compelled Disclosures. If Executive becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative, demand or similar process) to disclose any of the Confidential Information, Executive will provide the Company with prompt written notice as soon as practicable, but in no event fewer than thirty (30) days’ notice prior to such disclosure so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement, unless applicable law prohibits such notice to the Company. If such a protective order or other remedy is not obtained, or if the Company waives compliance with the provisions hereof, Executive agrees to disclose only that portion of the Confidential Information that he is legally required to disclose.

4.5    Disparagement. Executive shall not, at any time during Executive’s employment with the Company or thereafter, on Executive’s behalf or on behalf of any other person or entity: (i) make any negative or disparaging remarks, orally, in writing, or by any other means, including, without limitation, on any kind of social media sites (including but not limited to LinkedIn, X, Facebook, Instagram, and Glassdoor), blogs, or any other kind of electronic communication, regarding the Company, any of its Affiliates, or any individual who is known by Executive to be or have been an officer, director, partner, member, or employee of the Company Group (each, a “Covered Individual”); (ii) take any action or make any statement that is intended, or could reasonably be expected, to disparage, defame, slander, or lead to unwanted or unfavorable publicity for the Company Group, or any Covered Individual; (iii) take any action that could reasonably be expected to detrimentally affect the reputation, image, or public view of the Company Group, or any Covered Individual; or (iv) assist, entice, induce, or encourage any other person or entity to do or attempt to do any activity, which, were it done by Executive, would violate any provision of this Section 4.5; provided, however, that (x) Executive shall not be prohibited by this Section 4.5 from making truthful statements to Company Group employees, directors, or officers in the course of performing Executive’s duties for the benefit of the Company Group, and (y) nothing in this Subparagraph prevents Executive, after the end of the Restricted Period (defined below), from making truthful product or services comparisons in the course of Executive’s engaging in business on Executive’s own behalf or as an employee or independent contractor of anyone else.
4.6    Right to Communicate. Notwithstanding any provision of this Agreement or any other agreement executed by Executive to the contrary, there shall be no restriction on Executive’s ability to (a) speak with law enforcement, the United States Equal Employment Opportunity Commission, or any state or local agency charged with the investigation or enforcement of equal employment opportunity, or an attorney retained by Executive; (b) report violations of any law or regulation to, or initiate, testify, assist, comply with a subpoena from, or participate in any manner with an investigation conducted by, an appropriate local, state, or federal agency; (c) testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company Group or any agent or employee of the Company Group, when Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or otherwise provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (d) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17; or (e) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive is entitled. In addition, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by Executive, or any company policy is intended to conflict with this statutory protection.

ARTICLE V
Restrictive Covenants
5.1    Executive acknowledges that (i) the Company Group (including the Company) has spent substantial time, money, and effort over the years in developing and solidifying its customer relationships and protecting its Confidential Information and goodwill, (ii) long-term customer relationships often can be difficult to develop and require a significant investment of time, effort, and expense, and (iii) the Company pays its employees, such as Executive, to, among other things, develop and preserve customer goodwill, customer loyalty, and customer contacts, as well as Confidential Information, for and on behalf of the Company, Parent Company, and the Affiliates. Executive shall not, during the Restricted Period, directly or indirectly, on Executive’s behalf or for or on behalf of any other person, firm, corporation, or entity:
(a)provide any services that are the same as or substantially similar to the services provided by Executive to the Company, Parent Company, and/or the Affiliates during the Final Year (as defined below), to assist any Competitive Business (as defined below) in competing, directly or indirectly, against the Company, Parent Company, and/or the Affiliates in the Territory (as defined below);
(b)provide any competitive products or services to any Customers (as defined below) in the Territory;
(c)solicit, divert, or take away, or attempt to solicit, divert, or take away from the Company, Parent Company, and/or the Affiliates the business of any of the Customers for the purpose of selling or providing to or servicing for any Customer any product or service which was provided by the Company, Parent Company, and/or the Affiliates during Executive’s employment with the Company, Parent Company, and/or the Affiliates (or which product or service is a substitute therefor or competes therewith);
(d)cause or attempt to cause any of the Customers to terminate or reduce their existing relationships with the Company, Parent Company, and/or the Affiliates;
(e)cause or attempt to cause any Business Partners (as defined below) to terminate or reduce their existing relationships with the Company, Parent Company, and/or the Affiliates; or
(f)solicit or induce, or attempt to solicit or induce, any Key Executive (as defined below) to leave the employ of, or sever or reduce his or her engagement with, the Company, Parent Company, and/or the Affiliates, or to work for any Competitive Business of the Company, Parent Company, and/or the Affiliates.

5.2    Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(a)“Business Partners” means the Company’s, Parent Company’s, and the Affiliates’ vendors, suppliers, joint venturers, licensors, referral sources, or other business relationships about whom Executive had any Confidential Information that may be of value to Executive or to a Competitive Business in seeking to transact business with such person or entity, or with respect to whom Executive had any relationship responsibilities, either directly or through managing other employees who had such relationship responsibilities.
(b)“Competitive Business” shall mean the business of acquiring, holding, and/or operating admitted market insurance companies or excess and surplus line insurance companies, and any other material business that the Company Group is engaged in as of the date of this Agreement and as the business of the Company Group evolves during Executive’s employment with the Company.
(c)“Customers” means the Company’s, Parent Company’s, and the Affiliates’ (i) customers to or for whom Executive provided services, or for whom Executive had substantial account responsibilities, at any time during the Final Year as defined below), (ii) customers serviced by Group Company personnel at any time during the Final Year, if Executive had supervisory duties over the personnel providing such service at the time it was provided, (iii) customers with respect to whom Executive had Confidential Information at any time during the Final Year that may be of value to Executive or to a Competitive Business in seeking to transact business with such customer, and (iv) prospective customers that at any time during the Final Year Executive solicited or had material contact with, or about whom Executive had Confidential Information that may be of value to Executive or to a Competitive Business in seeking to transact business with such prospective customer. Notwithstanding the foregoing, a Customer does not include any person or entity who became a customer or a prospective customer of the Company Group (A) as the direct result of a professional or social relationship that Executive developed with such person/entity before the Effective Date, and (B) where there is no material investment or assistance by the Company Group in order to preserve, strengthen, enhance, or expand the relationship.
(d)“Final Year” shall mean the twelve (12)-month period immediately preceding Executive’s last day of employment with any member of the Company Group (i.e., the last date on which Executive is employed by the Company or any Affiliate); provided, however, that the Final Year shall be divided in half for purposes of clause (iv) of the definition of “Customers.”
(e)“Key Executives” shall mean any executive, managerial, or supervisory level employee of the Company Group under Executive’s direct or indirect management authority during the Final Year.

(f)“Restricted Period” shall mean eighteen (18) months immediately following the end of the Term, except that in the event of a termination without Cause (as defined herein), a Company Non-Renewal Termination (as defined herein), or a resignation for Good Reason (as defined herein), “Restricted Period” shall mean the greater of twelve (12) months immediately following the end of the Term and the length of time during which Executive receives severance payments under the terms of this Agreement; provided, however, that the running of the Restricted Period shall be tolled during (i.e., extended for) any period of time during which Executive violates any of the provisions of Article V.
(g)“Territory” shall mean the following severable geographic areas: (i) within the United States, (ii) within any state, including the District of Columbia, in which the Company is engaged in business during the Term, (iii) within any state, including the District of Columbia, in which the Company is engaged in business during the Final Year, (iv) within any state, including the District of Columbia, in which Executive performed services during the Term, (iii) within any state, including the District of Columbia, in which Executive performed services during the Final Year, (iv) within any state, including the District of Columbia, for which Executive had any responsibilities during the Term, and (iv) within any state, including the District of Columbia, for which Executive had any responsibilities during the Final Year.
5.3    Acknowledgments. The restrictions in Sections 5.1(a) and 5.1(b) shall apply only to prevent Executive from providing services in the business and industry segments in which Executive provided services for or on behalf of the Company, or regarding which Executive had material Confidential Information, in either case at any time during the Final Year. If any restriction set forth in Article V is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which such court or arbitrator shall determine it to be enforceable. Executive agrees that the restrictions contained in Article V, both separately and in total, are reasonable and enforceable in view of, among other things, (a) the Company’s legitimate interests in protecting its Confidential Information, goodwill, and customer relationships, (b) the narrow range of the activities prohibited, (c) the Confidential Information to which Executive has or will have access, which Executive agrees has a useful competitive life in excess of eighteen (18) months, and (d) Executive’s background, which is such that the restrictions should not impose any undue hardship on Executive. The parties further agree that nothing in Article V shall prevent Executive from performing Executive’s normal duties and responsibilities for the Company, Parent Company, and/or the Affiliates or from owning as a passive investor less than three percent (3%) of the issued and outstanding stock of any publicly held company.
5.4    Application to All Forms of Communication. Executive acknowledges that the restrictions in this Agreement apply to all forms of communication, including, without limitation, written communications, verbal communications, email communications, and all forms of electronic communications through social media websites or applications that may or may not be broadly disseminated, including, without limitation, status updates, posts, direct/personal messages, tweets, or retweets on LinkedIn, X, Facebook, Instagram, Glassdoor, or any other form of electronic communication.

ARTICLE VI
Assignment of Inventions.
6.1    Executive hereby assigns to the Company all of Executive’s rights, title, and interest (including, without limitation, all patent, trademark, copyright, and trade secret rights) in and to all Work Product. For purposes of this Agreement, “Work Product” means all work product, property, data, documentation, information, or materials conceived, discovered, developed, or created by Executive including, without limitation, all literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth (collectively, “Intellectual Property”) which (a) are prepared or developed by Executive, individually or jointly with others, during the Term or within three (3) months thereafter, whether or not during working hours, and (b) relate to or arise in any way out of (i) current or anticipated businesses or activities of the Company, Parent Company, and/or the Affiliates, (ii) the Company’s, Parent Company’s, and/or the Affiliates’ current or anticipated research or development, (iii) any work performed by Executive for the Company, Parent Company, and/or the Affiliates, or (iv) any information or assistance provided by the Company, Parent Company, and/or the Affiliates, including, without limitation, Confidential Information.
6.2    Executive further acknowledges and agrees that all copyrightable Work Product prepared by Executive within the scope of Executive’s employment with the Company, Parent Company, and/or the Affiliates are “works made for hire” according to the copyright laws of the United States (including Sections 101 and 201 of Title 17 of the U.S. Code) and, consequently, that the Company owns all copyrights thereto.
6.3    Executive shall promptly disclose to the Company all Work Product. All such Work Product is and shall forthwith become the property of the Company or its designee, whether or not patentable or copyrightable. Executive will execute promptly upon request any documents or instruments at any time and undertake any other action deemed reasonably necessary or proper by the Company in order to formally convey and transfer to the Company or its designee title to such Work Product, or to confirm the Company’s or its designee’s title therein, and in order to enable the Company or its designee to obtain and enforce United States and foreign letters patent, trademarks, and copyrights thereon. Executive will perform Executive’s obligations under this Article VI without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company. If Executive is unable due to disability or incapacity, to execute any such documents relating to Work Product, Executive hereby appoints each officer and director of the Company to be Executive’s Attorney-in-Fact to so execute such documents on behalf of Executive. This is a durable Power of Attorney, the authority of which shall not terminate if Executive becomes disabled or incapacitated. If Executive refuses, following thirty (30) days’ prior written notice from the Company, or is unable due to death to execute any such documents relating to Work Product, Executive covenants and agrees that Executive’s heirs, successors, estate, and personal representative are hereby authorized and directed to execute such documents on behalf of Executive, and upon the failure of such heirs, successors, estate, and personal representatives to execute such documents, Executive does hereby authorize each officer and director of the Company to so execute such documents on behalf of Executive’s heirs, successors, estate, and personal representatives. Notwithstanding anything contained in any other Power of Attorney, this agency is coupled with an interest and is therefore irrevocable without the prior written consent of the Company.

6.4    Executive shall specify, on Attachment A hereto, all preexisting Intellectual Property, not assigned to the Company, and created prior to Executive’s employment by the Company in which Executive has any right, title, or interest (“Designated Preexisting Intellectual Property”), in sufficient detail to allow the Company to identify same. If no such specification is made on Attachment A, or if Executive writes “none” or similar designation thereon, Executive shall be conclusively deemed not to have any such preexisting Intellectual Property, and all preexisting Intellectual Property incorporated in any Work Product shall be property of the Company hereunder. If, in the course of the Term, Executive incorporates all or any part of any Designated Preexisting Intellectual Property in any Work Product or uses all or any part of any Designated Preexisting Intellectual Property in connection with conceiving, developing, preparing, reducing to practice, making, or authoring any Work Product, Executive grants to the Company, Parent Company, and the Affiliates a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license, with right to sub-license through multiple tiers, in and to such Designated Preexisting Intellectual Property, for any purpose.
6.5    Executive represents and warrants to the Company that all work that Executive performs for or has performed for the Company, Parent Company, and/or the Affiliates and all Work Product that Executive produces, will not knowingly infringe upon or violate any patent, copyright, trade secret, or other property right of any of Executive’s former employers or of any other third party. Executive will not disclose to the Company, Parent Company, and/or the Affiliates, or use in any of Executive’s Work Product, any confidential or proprietary information for which Executive has previously undertaken valid and continuing obligations of confidentiality or which belongs to others, unless both the owner thereof and the Company have consented.
6.6    SPECIAL NOTICE TO EXECUTIVE: The obligations of this Article VI do not apply to an invention that Executive developed entirely on his own time without using the Company’s, Parent Company’s, and/or any Affiliate’s equipment, supplies, facility or trade secret information except for those inventions that (a) relate to the Company’s, Parent Company’s, and/or any Affiliate’s business or actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company, Parent Company, and/or any Affiliate. For clarity, the foregoing is intended to comply with North Carolina Gen. Stat. § 66-57.1 and § 66-57.2 and to expressly notify Executive that he has no obligation to assign inventions that fully qualify for exclusion under such statutory sections.

ARTICLE VII
Termination
Executive’s employment hereunder shall terminate under the following circumstances:
7.1    Termination for Cause. The Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (a) Executive willfully violated Articles IV or V of this Agreement; (b) Executive grossly neglected his duties hereunder; (c) Executive was convicted of, or entered of a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (d) Executive committed an act of dishonesty, fraud, or embezzlement against any entity in the Company Group; (d) Executive otherwise willfully and/or knowingly breached this Agreement in any material respect or willfully and/or knowingly violated Parent Company’s or the Company’s operating guidelines or policies; or (f) Executive willfully failed or refused to follow the lawful instructions of the Company that are consistent with this Agreement (“Insubordination”). In the event that Parent Company and/or the Company provides written notice of termination for Cause pursuant to Section 7.1(b) or (f), Executive shall be entitled to cure any alleged neglect of his duties or Insubordination, to the extent curable, within thirty (30) days of receiving such written notice specifying the factual basis for its belief that Executive grossly neglected his duties hereunder or engaged in Insubordination. If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all unvested Options, unvested RSUs or other outstanding compensatory equity awards shall be immediately forfeited and canceled effective as of the date of such termination.
7.2    Termination Without Cause/Non-Renewal. The Company may terminate Executive at any time without Cause, with or without prior notice. If (a) the Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a Non-Renewal Notice, (b) Executive continues in employment with the Company through the last day of the Term and (c) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).
7.3    Termination by Executive for Good Reason. Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 7.3. “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:
(a)A material diminution in Executive’s authority, duties or responsibilities;
(b)A material diminution in Executive’s base salary where such diminution does not occur in concert with other executive personnel of the Company generally; or
(c)Any action or inaction by the Company which constitutes a material breach of the terms of this Agreement;

and, in each case, the failure by the Company to cure such condition within the thirty (30)-day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice to the Company within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Company fails to timely cure such Good Reason condition, Executive must terminate his employment within ninety (90) days after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.
7.4    Termination Due to Death or Disability. Executive’s employment hereunder shall terminate upon his death. The Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means the inability of Executive to have performed Executive’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).
7.5    Expiration of Term. If (a) Executive delivers a timely Non-Renewal Notice pursuant to Article I (whether or not the Company has timely delivered a timely Non-Renewal Notice), (b) Executive continues in employment with the Company through the last day of the Term, and (c) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, Executive’s employment shall terminate on the last day of the Term (“Executive Non-Renewal Termination”).
ARTICLE VIII
Compensation And Benefits Upon Termination
8.1    Termination without Cause, Company Non-Renewal Termination, or Termination for Good Reason. If, during the Term, the Company terminates Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason, then:
(a)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), the Company shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date that may be owed under Company policy or applicable law (the “Accrued Obligations”);
(b)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and

(c)subject to the execution and delivery of a general release in a form acceptable to the Company within forty-five (45) days after the Termination Date, which release is not revoked, Executive is entitled to receive:
(i)In the event of (I) a termination without Cause or for Good Reason (x) before a Change in Control (as defined in Section 8.5) or more than twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of twelve (12) months after the Termination Date, or (y) within twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of eighteen (18) months after the Termination Date, or (II) a Company Non-Renewal Termination either before or any time after a Change in Control, an amount equal to Executive’s then current base salary for a period of twelve (12) months after the Termination Date, which, in any case shall be paid in periodic installments in accordance with the Company’s normal payroll practices commencing on the first payroll date which is at least ten (10) business days after the forty-fifth (45th) day after the Termination Date unless such payment is required to be delayed pursuant to Section 9.2 below; and
(ii)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at the Company’s expense with such periodic payments for such coverage(s) made for and during the period of twelve (12) months after the Termination Date. The Company makes no representations regarding the taxability or non-taxability of such payments.
8.2    Termination for Cause or Due to Death or Disability. If Executive is terminated by the Company for Cause or due to death or Disability, or if a termination of employment occurs pursuant to Section 7.5 as a result of Executive’s delivering a timely Non-Renewal Notice:
(a)within ten (10) days following the Termination Date, the Company shall pay to Executive the Accrued Obligations; and
(b)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.
8.3    Breach of Certain Obligations. Except for payments provided under Sections 8.1(a), 8.1(b), 8.2 and 8.6, all compensation and benefits paid pursuant to this Article VIII shall cease and Executive shall promptly return any amount paid under Section 8.1(c) to the Company if Executive violates any of the terms of Articles IV or V above during the Restricted Period (with the exception of one thousand dollars $1,000, which shall not be subject to this repayment obligation). In addition to these remedies, the Company and the Company Group shall have all other remedies provided by this Agreement and by law for the breach of Articles IV or V above.

8.4    Termination Date. For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from his service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).
8.5    Change in Control. For purposes of this Agreement, "Change in Control" means the following events:
(a)the purchase or other acquisition (other than from Holdings), in a single transaction or series of related transactions, by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, Holdings or the Company Group or any employee benefit plan of Holdings or the Company Group), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding Shares or the combined voting power of Holdings' then-outstanding voting securities entitled to vote generally in the election of directors;
(b)the consummation of a reorganization, merger, amalgamation or consolidation involving Holdings, in each case with respect to which persons who were the shareholders of Holdings immediately prior to such reorganization, merger, amalgamation or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated or consolidated corporation's then-outstanding voting securities; and
(c)a liquidation or dissolution of Holdings or the sale of all or substantially all of the assets of Holdings;
Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a "change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation" within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of Holdings, such date shall be the date on which Holdings shall commence such liquidation or dissolution.
8.6    STIP Award Agreements, LTIP Upon Termination. Executive’s rights with respect to payment of any cash award under the STIP, or the vesting and exercise of any equity award under the LTIP after the Termination Date shall be governed by the applicable STIP and equity award agreements and LTIP, respectively, except as otherwise provided in Section 7.1.

ARTICLE IX
Miscellaneous
9.1    Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of Parent Company, the Company, and/or any Affiliate any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of Parent Company’s, the Company’s, or the Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during the Term as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to Parent Company, the Company, the Affiliates or their respective designees and/or providing testimony at depositions and at trial); provided that with respect to such cooperation occurring following the Term, the Company shall reimburse Executive for expenses reasonably incurred in connection herewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event Parent Company, the Company or the Affiliates request cooperation from Executive after the Term and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 9.1, except that such forty (40)-hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.
9.2    Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under Parent Company’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment of deferred compensation required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10)-day period following the six (6)-month anniversary of the Termination Date. Each payroll period payment described in Section 8.1(c) shall be treated as a separate payment for purposes of Section 409A.
9.3    Third-Party Beneficiaries. Parent Company and each of the Affiliates is a third-party beneficiary of this Agreement with respect to its Confidential Information and other business interests, and Parent Company and each of the Affiliates has the full right and power to enforce and protect its rights and interests under this Agreement without limitation or other restriction.

9.4    Equitable Relief. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Articles IV and V of this Agreement, the Company, and/or the Company Group, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction or arbitrator restricting Executive from committing or continuing any violation of Articles IV and V of this Agreement without the need to post any injunction bond or other security.
9.5    Attorneys’ Fees. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to recover such party’s attorneys’ fees and costs incurred as a result of such breach or threatened breach.
9.6    Severability/Blue-Penciling. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) should be modified by the court or arbitrator and, to the maximum extent permissible under the applicable law, enforced; and (b) any invalidity, illegality, or unenforceability of a particular provision will not affect any other provision of this Agreement. In addition, if a court of proper jurisdiction or an arbitrator were to determine that under applicable law, an invalid, illegal or unenforceable provision in this Agreement can be modified only to the extent such provision can be “blue-penciled” – i.e., struck through as opposed to equitably revised or rewritten by the court or arbitrator– then each word, phrase, sentence and/or paragraph shall be considered to be and treated as being distinctly severable and separable for purposes of blue-penciling in order to make such provision(s) enforceable to the maximum extent permissible under applicable law. In addition, if a court of proper jurisdiction or arbitrator were to determine that under applicable law, the Restricted Period renders any of the covenants in Article V invalid, illegal or unenforceable and such provision(s) can only be blue-penciled rather than equitably revised or re-written by the court or arbitrator, then the parties agree that the Restricted Period for such invalid, illegal or unenforceable section(s) shall be six (6) months.
9.7    Notices. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above or to such other address as such party may designate by notice in writing given in the manner provided herein.
9.8    Section Headings. The Section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

9.9    Entire Agreement; Amendments; Counterparts. This Agreement constitutes the entire agreement and understanding between Executive and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Company. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive and an authorized representative of the Company. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.
9.10    Waiver. Except as expressly provided herein, no delay or failure of either party to exercise any right under this Agreement, and no partial or single exercise of any right, shall constitute a waiver of that or any other right unless expressly so provided in writing, and no such waiver shall operate or be construed as the waiver of the same or of another breach on a prior or subsequent occasion.
9.11    Assignability. This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Company and its successors (including, without limitation, any successor to the Company’s business as the result of a merger or consolidation of the Company, whether or not the Company survives such merger or consolidation) and assigns (including, without limitation, Parent Company or any Affiliate). Successors to the Company shall include, without limitation, any entity or entities acquiring, directly or indirectly, all or substantially all of the assets of the Company whether by merger, consolidation, purchase, or otherwise. Any such successor or assign (as applicable) shall thereafter be deemed the “Company” for purposes hereof.
ARTICLE X
Dispute Resolution
10.1    Arbitration. Executive acknowledges that Parent Company’s U.S. headquarters is located in Chapel Hill, North Carolina and that he will travel to that location for business purposes from time to time during the Term and/or will have material responsibilities that require Executive to regularly interact with executives at that location during the Term. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Chapel Hill, North Carolina, or another location in North Carolina that is mutually agreed by the parties; provided, however, that either party may seek temporary or preliminary injunctive relief, or other appropriate relief (including, without limitation, enforcement of Articles IV and V above) from a court in aid of arbitration. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.

10.2    Procedure. Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.
10.3    Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law which might otherwise apply.
10.4    Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a state court or federal court located in Chapel Hill, North Carolina.
10.5    Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS CONTEMPLATED HEREUNDER, ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY, UNLESS APPLICABLE LAW PROHIBITS SUCH WAIVER.
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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to me.

Very truly yours,

James River Management Company, Inc.

By: /s/ Angela J. Burnett
Name: Angela J. Burnett
Title: SVP, Chief Human Resources Officer

James River Insurance Company

By: /s/ Angela J. Burnett
Name: Angela J. Burnett
Title: SVP, Chief Human Resources Officer

ACCEPTED AND AGREED THIS 4TH DAY OF MAY, 2025

/s/ Todd Sutherland
Todd Sutherland

Attachment A
Executive’s Designated Preexisting Intellectual Property (see Section 6.4 of the Agreement)
List below, or check box if “none”:
☐ List:
☒ None
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